EXHIBIT 3.49(b)
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MANCHESTER MALL, INC.
     The location of the principal office of this corporation, organized under and by virtue of N.J.S.A. 14A:1-1 at seq., it 1005 Hoopar Avenue, Post Office Box 667, Toms River, New Jersey 08753.
     The name of the agent therein and in charge thereof upon whom process against this corporation may be sarved is John
R. Halleran.
RESOLUTION OF DIRECTORS
     A majority of the Board of Directors of MANCHESTER MALL, INC. on this 27th day of April 1979, does hereby resolve and declare that in is advisable that Sections 3 and 5 of the Certification of Incorporation be amended to restate the purposes of this Corporation to include owning and developing land in Atlantic City, New Jersey, and to change the number of directors to not less than one (1) nor more than five (5) directors, and will present such proposal at the special meeting of shareholders of this corporation to be held at 1005 Hooper Avenue, Tome River, New Jersey, on the 28th day of April,1979, at 10:00 a.m. for the purpose of vote by shareholders on the foregoing Resolution.

CERTIFICATE OF CHANGE
     MANCHESTER MALL, INC., a corporation of the State of New Jersey, does hereby certify that it has amended Section 3 and Section 5 of its Certificate of Incorporation to read, in-their entirety, as follows:
     1. The purposes for which this corporation is organized are:
          To engage in any activity within the purposes for which corporations may be organized under the “New Jersey Business Corporation Act.” N.J.S. 14A:l-l at seq., including but not by way of limitation to won, develop, maintain, lease and sell real estate in the City of Atlantic City and elsewhere in Atlantic County, and all activities normally incident thereto.
     2. The Board of Directors of this corporation shall consist of not less than one (1) director nor more than five (5) directors as determined and established from time to time by resolution of the Board of Directors of this Corporation.
          Said amendment having been declared by Resolution of the Board of Directors of MANCHESTER MALL, INC., to be advisable, and having been duly and regularly assented to by unanimous vote (100 shares in favor and 0 shares against) of the shareholders of MANCHESTER MALL, INC. at its special meeting of shareholders held on April 28th,1979.
          IN WITNESS WHEREOF, the said corporation has caused this Certificate to be signed by its authorised officers and its proper corporate seal to be hereto affixed, the 30th day of April, 1979.

/s/ John R. Halleran	/s/ Michael J. Gross

JOHN R. HALLERAN	MICHAEL J. GROSS
Assistant Secretary	Vice President

STATE OF NEW JERSEY	:
	:	SS,:
COUNTY OF OCEAN	:
          BE IT REMEMBERED, that on this 30th day of April, 1979, before me, the subscriber, the undersigned authority, personally appeared JOHN R. HALLERAN Who, being by me duly sworn on his oath, deposes and makes proof to my satisfaction, that he is an Assistant Secretary of MANCHESTER MALL, INC., the corporation named in the within instrument: that Michael J. Gross, is the Vice President of said corporation: that the execution as well as the making of this instrument has been duly authorised by a proper Resolution of the Board of Directors of the said corporation; that deponent well knows the corporate seal of said corporation and that the seal affixed to said instrument is the proper corporate seal, and, was thereto affixed and said instrument signed and delivered by said Vice President as and for the voluntary act and deed of said corporation, in the presence of deponent, who thereupon subscribed his name thereto as attesting witness.
Sworn to and subscribed before me,
the 30th day of April, 1979.

/s/ John R. Halleran

JOHN R. HALLERAN

/s/ Joyce C. Havey JOYCE C. HAVEY
NOTARY PUBLIC OF NEW JERSEY
My Commission Expires Mar. 19, 1984